Transax International Limited 8th Floor | 5201 Blue Lagoon Drive | Miami | FL | 33126 | USA Tel : +1 305.629.3090 | Fax : +1 305.629.3092

Transax International Engages North Bay Equity Partners to

Evaluate Unsolicited Interest

MIAMI, FL, September 26, 2006- Transax International Limited (Transax) (OTCBB: TNSX), a network solutions company for healthcare providers and health insurance companies, today announced that in response to recent third party interest it has received to acquire Transax’s Brazilian operations, it has retained the services of North Bay Equity Partners (North Bay) to act as the company’s exclusive financial advisor.

North Bay (www.northbayequity.com) provides financial services and M&A advisory to businesses and management teams operating in Latin America. North Bay works with market leading companies which possess strong management teams, differentiated products, and sound growth prospects.

The company advised that it has not set a definitive timetable for its completion of its evaluation and further that there can be no assurances that the evaluation process will result in any specific transaction. The company also advised that it does not intend to disclose developments regarding its evaluation of strategic alternatives unless and until its Board of Directors approves a definitive transaction.

Stephen Walters, President & CEO of Transax, commented, “Transax continues to aggressively execute on it business model, nearly tripling its revenues year over year. Due to recent unsolicited interest expressed to us, we have decided to retain North Bay to help us evaluate various strategic business options in an effort to best recognize the greatest shareholder value possible.”

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About Transax International Limited

Transax International is an emerging network solutions provider for the healthcare sector. Utilizing its proprietary MedLink(TM) technology, Transax provides a service similar to a credit card processing for the health insurance and providers industries. A Transax transaction consists of: approving eligibility, authorization, auto-adjudication of the health claim and generating the claim payable files -- provided instantaneously in “real time” -- regardless of method of claim generation.

Transax’s solutions have been proven to significantly decrease health insurance claim expenditures and healthcare provider costs. Based in Miami, Fl, Transax maintains a major operations office in Rio de Janeiro, Brazil with approximately 35 staff. The Company has contracts in place with major health insurers in Brazil for up to 2,500,000 transactions per month and currently undertakes approximately 700,000 transactions per month, for which Transax receives approximately $0.55 cents per transaction.

Contacts:	David Sasso

Vice President - Investor Relations & Corporate Communications

305.629.3090

dsasso@transax.com

http://www.transax.com

SAFE HARBOR STATEMENT: “THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY’S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE “SAFE HARBOR” PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.”